Filed pursuant to Rule 433

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated November 13, 2012 and the

Prospectus dated May 7, 2012

Registration No. 333-170232

SUPPLEMENT TO PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 13, 2012
(To the prospectus dated May 7, 2012 (U.S.) and prospectus dated April 19, 2012 (Canada))

$350,000,000

Thompson Creek Metals Company Inc.

% Senior Secured First Priority Notes due 2018

The following information supplements the information contained in the Preliminary Prospectus Supplement dated November 13, 2012:

The following changes shall be made to the “Description of Notes” section of the Preliminary Prospectus Supplement:

The “Asset Sales” covenant shall be amended by adding immediately after clause (4)(d) on page S-77 of the Preliminary Prospectus Supplement:

“notwithstanding the foregoing with respect to any Asset Disposition consisting of any substantial portion of our Mt. Milligan mine and operations (other than an Asset Disposition consisting solely of a Deferred Revenue Financing Arrangement) no such Asset Disposition shall be permitted unless (i) the Net Available Cash resulting therefrom (together with other sources of cash then available to the Company) shall be sufficient to repay the Notes (including any Additional Notes) in their entirety and (ii) the Company or the applicable Restricted Subsidiary, as the case may be, within 30 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash shall make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid”.

Clause (1) of the second paragraph under the covenant “Limitation on Indebtedness” on page S-83 of the Preliminary Prospectus Supplement is amended by adding immediately after “$50.0 million” the words “in the aggregate together with any Additional Notes Incurred pursuant to clause (2) below”.

Clause (2) of the second paragraph under the covenant “Limitation on Indebtedness” on page S-84 of the Preliminary Prospectus Supplement is amended by adding immediately after “$50.0 million” the words “in the aggregate together with any Indebtedness Incurred under a Revolving Credit Facility pursuant to clause (1) above”.

Clause (7) of the covenant “Limitation on Restricted Payments” on page S-91 of the Preliminary Prospectus Supplement is amended by replacing $10.0 million with $5.0 million.

Clause (15) of the covenant “Limitation on Restricted Payments” on page S-92 of the Preliminary Prospectus Supplement is amended by replacing $40.0 million with $15.0 million.

Clause (7) of the definition of “Permitted Liens” on page S-139 of the Preliminary Prospectus Supplement is amended by adding immediately after ““—Certain Covenants—Limitation on Indebtedness”” the words “and Additional Notes Incurred pursuant to clause (2) of the second paragraph under “—Certain Covenants—Limitation on Indebtedness””.

Clause (23) of the definition of “Permitted Liens” on page S-141 of the Preliminary Prospectus Supplement is amended by (i) adding “in the ordinary course of business” immediately before the parenthetical and (ii) adding at the end of the parenthetical in such clause the words “and other than any Liens securing Indebtedness for borrowed money”.

Sole Book-Running Manager

Deutsche Bank Securities

Senior Co-Manager

RBC Capital Markets

Co-Managers

SOCIETE GENERALE	Standard Bank	UBS Investment Bank

Prospectus supplement dated November 16, 2012

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you to the prospectus supplement and accompanying prospectus if you request it by telephone by calling Deutsche Bank Securities Inc. at (800) 503-4611,  by email to prospectus.CPDG@db.com or by mail to Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836.